Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of DCT Industrial Trust Inc. and subsidiaries for the registration of common stock through its Dividend Reinvestment and Stock Purchase Plan and to the incorporation by reference therein of our report dated February 29, 2012 (except for the Consolidated Statements of Comprehensive Income and Notes 10, 14, 15, and 16, as to which the date is November 20, 2012) with respect to the consolidated financial statements and schedule of DCT Industrial Trust Inc., included in its Current Report (Form 8-K) dated November 20, 2012, and our report dated February 29, 2012 on the effectiveness of internal control over financial reporting of DCT Industrial Trust Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

November 20, 2012